                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12

                                OMTOOL, LTD.
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                  OMTOOL, LTD.
                               8A INDUSTRIAL WAY
                           SALEM, NEW HAMPSHIRE 03079

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 14, 2003

To The Stockholders:

    A Special Meeting of Stockholders of Omtool, Ltd. (the "Company") will be held at the offices of Testa, Hurwitz & Thibeault, LLP, Conference Room 21A, 125 High Street, Oliver Street Tower, Boston, Massachusetts 02110, on Tuesday, January 14, 2003 at 9 A.M., local time, to consider and act upon each of the following matters:

    1. To approve the grant of discretionary authority to the Board of Directors to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split of Common Stock at a ratio within the range from one-for-two to one-for-ten.

    2. To transact such other business as may properly come before the meeting and any adjournments thereof.

    Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on December 23, 2002, the record date fixed by the Board of Directors for such purpose.

                                          By Order of the Board of Directors
                                          Timothy P. Losik
                                          Secretary

Salem, New Hampshire
January 3, 2003

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                  OMTOOL, LTD.
                               8A INDUSTRIAL WAY
                           SALEM, NEW HAMPSHIRE 03079

                            ------------------------

                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 14, 2003

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Omtool, Ltd. (the "Company") for use at a Special Meeting of Stockholders to be held at the offices of Testa, Hurwitz & Thibeault, LLP, Conference Room 21A, 125 High Street, Oliver Street Tower, Boston, Massachusetts 02110 on Tuesday, January 14, 2003, at 9 A.M. and at any adjournments thereof (the "Special Meeting"). ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS' INSTRUCTIONS, AND IF NO CHOICE IS SPECIFIED, THE ENCLOSED PROXY CARD (OR ANY SIGNED AND DATED COPY THEREOF) WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING. Any proxy may be revoked by a stockholder at any time before its exercise by:
(i) delivering written revocation or a later dated proxy to the President or Secretary of the Company at any time before it is exercised; or (ii) attending the Special Meeting and voting in person.

    Only stockholders of record as of the close of business on December 23, 2002, the record date fixed by the Board of Directors, will be entitled to vote at the Special Meeting and at any adjournments thereof. As of that date, there
were an aggregate of [      ] shares of common stock, par value $.01 per share
(the "Common Stock"), of the Company outstanding and entitled to vote. Each share is entitled to one vote.

    The Board of Directors knows of no other matter to be presented at the Special Meeting. If any other matter upon which a vote may properly be taken should be presented at the Special Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

    It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about January 3, 2003.

   APPROVAL OF GRANT OF DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE AMENDED RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE
               STOCK SPLIT OF COMMON STOCK AT A RATIO WITHIN THE
                     RANGE FROM ONE-FOR-TWO TO ONE-FOR-TEN

BACKGROUND

    The Company's Common Stock is currently quoted on The Nasdaq Stock Market's SmallCap Market (the "SmallCap Market"). In order for the Company's Common Stock to continue to be quoted on the SmallCap Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, the Company is required to have stockholders' equity of at least $2.5 million and the Company's Common Stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $1 million. Additionally, at least 300 persons must each own at least 100 shares of the Company's Common Stock and the Company's Common Stock must have a minimum bid price of at least $1.00 per share.

    On August 6, 2002, when the Company's Common Stock was quoted on the Nasdaq National Market ("National Market"), the Company received a letter from Nasdaq advising it that its Common Stock had not met Nasdaq's minimum bid price requirement for 30 consecutive trading days. The letter also provided that if the Company were unable to demonstrate compliance with this requirement for ten consecutive trading days during the 90-calendar days ending November 4, 2002, the Company's Common Stock would be delisted. On October 29, 2002, the Company voluntarily applied to transfer its Common Stock to the SmallCap Market. On November 19, 2002, Nasdaq approved the Company's Application to transfer to the SmallCap Market and as a result of the transfer to the SmallCap Market, Nasdaq granted the remainder of the SmallCap Market's 180-calendar day grace period to the Company. Thus, the Company must demonstrate compliance with the $1.00 minimum bid price per share for ten consecutive trading days prior to February 3, 2003.

    If the closing bid price of shares of the Company's Common Stock does not close at $1.00 per share or higher for a minimum of ten consecutive trading days prior to February 3, 2003, Nasdaq may delist the Company's Common Stock from trading on the SmallCap Market. The Company may be eligible for an extended grace period of up to an additional 180-calendar days, but would nevertheless be required to comply with the $1.00 minimum bid price requirement prior to expiration of such grace period in order to avoid delisting. There can be no assurance, however, that the Company would be eligible for the extended grace period or be able to meet these requirements to Nasdaq's satisfaction during the applicable grace period and thereby avoid delisting. If a delisting were to occur, and the Company's Common Stock did not thereafter qualify for trading on the SmallCap Market, the Company's Common Stock may trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. This alternative is generally considered to be less efficient and less broad-based than the National Market or the SmallCap Market.

    In response to this notice, the Board of Directors considered, deemed advisable and adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), to effect a reverse stock split, at the discretion of the Board of Directors pursuant to Section 242(c) of the Delaware General Corporation Law, to be implemented for the purpose of increasing the market price of the Company's Common Stock above the Nasdaq minimum bid requirement of $1.00. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is in the range from one-for-two to one-for-ten, with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect a split. Approval of this reverse stock split proposal would give the Board of Directors authority to implement the reverse stock split at any time it determined. In addition, approval of this reverse stock split proposal would also give the Board of Directors authority to decline to implement a reverse stock split.

    The Board believes that stockholder approval of an exchange ratio range (as opposed to approval of a specified exchange ratio) provides the Board with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the Company and its stockholders. The actual timing for implementation of the reverse stock split would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders.

    If the stockholders approve the grant of discretionary authority to the Board of Directors to implement a reverse stock split and the Board of Directors decides to implement the reverse stock split, the Company will file a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware which will effect a reverse split of the shares of the Company's Common Stock then issued and outstanding at the specific ratio determined by the Board of Directors (the "Effective Reverse Stock Split"). The text of the form of amendments to the Restated Certificate of Incorporation which would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split is set forth in Exhibit A to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the Effective Reverse Stock Split.

REASONS FOR THE EFFECTIVE REVERSE STOCK SPLIT

    The Board recommends the Effective Reverse Stock Split because the Board believes that the Effective Reverse Stock Split is the most effective means of increasing the per share market price of the Company's Common Stock in order to maintain its listing on the SmallCap Market.

    NASDAQ LISTING. The primary reason for the Effective Reverse Stock Split is to increase the per share market price of the Common Stock. The Common Stock was quoted on the National Market since August 1997, when the Company completed its initial public offering and has been quoted on the SmallCap Market since its recent transfer. As mentioned above, in August 2002, the Company was notified by Nasdaq that, based upon its review of price data for the Common Stock, the closing bid price for the Common Stock was less than $1.00 per share during the relevant review period of 30 consecutive trading days, which is a requirement for continued inclusion of the Common Stock on the National Market. As a result of the Company's recent transfer to the SmallCap Market, Nasdaq granted it the remainder of the SmallCap Market's 180-calendar day grace period. The SmallCap Market, however, has the same $1.00 minimum bid price per share requirement. If the Company is unable to demonstrate compliance with this requirement for ten consecutive trading days during the balance of the 180-calendar days ending February 3, 2003, the Company's Common Stock may be delisted. The Board believes that delisting from the SmallCap Market could adversely affect (i) the liquidity and marketability of shares of the Common Stock; (ii) the trading price of the Common Stock; and (iii) the Company's relationships with vendors and customers. The Board also believes that the SmallCap Market provides a broader market for the Common Stock than would the OTC Bulletin Board or the "pink sheets" and is, therefore, preferable to that alternative. The Company's Common Stock is currently quoted on the SmallCap Market under the symbol "OMTL." During the period from December 11, 2001 to December 11, 2002, the closing sales price per share of the Company's Common Stock ranged from a high of $1.43 to a low of $0.18. The closing sales price on December 11, 2002 was $0.31. The Board believes that a reverse stock split may have the effect of increasing the trading price of the Common Stock to a level high enough to satisfy the Nasdaq minimum bid price requirement for continued listing of the Common Stock on the SmallCap Market, and that a reverse stock split would be the most effective means available to avoid a delisting of its Common Stock.

    Stockholders should note that the effect of the Effective Reverse Stock Split upon the market prices for the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Company's Common Stock after the Effective Reverse Stock Split will be two to ten times, as applicable, the prices for shares of the Common Stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of the Common Stock immediately after the proposed Effective Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Effective Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Effective Reverse Stock Split negatively, there can be no assurance that the Effective Reverse Stock Split will not adversely impact the market price of the Common Stock or, alternatively, that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price.

    While the Company expects the Effective Reverse Stock Split to be sufficient to prevent Nasdaq from delisting its Common Stock, it is possible that, even if the Effective Reverse Stock Split results in a bid price for the Common Stock that exceeds $1.00 per share, it may not be able to continue to satisfy the additional criteria for continued listing on the SmallCap Market. These additional criteria consist of maintaining (i) shareholders' equity of at least $2.5 million or have a market value of its listed securities of $35 million or have net income from continuing operations of $500,000, (ii) a public float of 500,000 shares of Common Stock, (iii) a market value of the public float of at least $1 million, (iv) at least 300 shareholders (round lot holders), (v) at least two market makers for the Common Stock and (vi) compliance with certain corporate governance requirements. The Company believes that it satisfies all of these other maintenance criteria as of January 3, 2003. There can be no assurance, however, that the Company will be successful in continuing to meet all requisite maintenance criteria.

BOARD DISCRETION TO IMPLEMENT EFFECTIVE REVERSE STOCK SPLIT

    If the stockholders of the Company approve the grant of discretionary authority to implement a reverse stock split at the Special Meeting, the Effective Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Effective Reverse Stock Split is in the best interests of the Company and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the SmallCap Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the grant of discretionary authority to implement a reverse stock split by the stockholders, the Board may, in its sole discretion, determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect a reverse stock split, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any reverse stock splits, further stockholder approval would be required prior to implementing any reverse stock split.

EFFECT OF THE EFFECTIVE REVERSE STOCK SPLIT ON REGISTRATION AND VOTING RIGHTS

    The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. After the Effective Reverse Stock Split, the Common Stock would continue to be reported on the SmallCap Market under the symbol "OMTL" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the Effective Reverse Stock Split has occurred).

    Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the effective time of the Effective Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Effective Reverse Stock Split. Although the Effective Reverse Stock Split would not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the Effective Reverse Stock Split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Effective Reverse Stock Split).

EFFECT OF THE EFFECTIVE REVERSE STOCK SPLIT ON THE AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK

    The number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Effective Reverse Stock Split. For example, based on the 12,705,199 shares of Common Stock outstanding on March 20, 2002, and the 35,000,000 shares of Common Stock that are authorized under the Restated Certificate of Incorporation, a one-for-ten Effective Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of Common Stock from 22,294,801 to 33,729,480. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Restated Certificate of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

EFFECT OF THE EFFECTIVE REVERSE STOCK SPLIT ON STOCK OPTIONS, WARRANTS, RIGHTS AND PAR VALUE

    The Effective Reverse Stock Split would reduce the number of shares of Common Stock available for issuance under the Company's 1996 Stock Option Plan (the "1996 Plan"), the 1997 Stock Plan, as amended (the "1997 Plan") and the 1997 Employee Stock Purchase Plan (the "ESPP") in proportion to the exchange ratio of the Effective Reverse Stock Split. The number of shares of Common Stock currently authorized for issuance but unissued at November 30, 2002 under the 1996 Plan, the 1997 Plan and the ESPP is 142,676; 1,780,000; and 108,810
respectively (prior to giving effect to the Effective Reverse Stock Split). The par value of the Company's Common Stock and Preferred Stock would remain at $0.01 per share following the effective time of the Effective Reverse Stock Split, while the number of shares of Common Stock issued and outstanding would be reduced.

    The Company also has outstanding certain stock options to purchase shares of Common Stock. Under the terms of the outstanding stock options, the Effective Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options in proportion to the exchange ratio of the Effective Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the Effective Reverse Stock Split, the number of shares of Common Stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. No fractional shares of Common Stock will be issued in connection with the proposed Effective Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Effective Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

EFFECTIVE DATE

    If the proposed grant of discretionary authority to implement a reverse stock split is approved at the Special Meeting and the Board of Directors elects to proceed with a reverse stock split, the Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the "Effective Date") of the Certificate of Amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of Common Stock in accordance with the Effective Reverse Stock Split ratio determined by the Board within the limits set forth in this Proposal.

EXCHANGE OF STOCK CERTIFICATES

    Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Common Stock will receive from American Stock Transfer & Trust Company, as the Company's exchange agent (the "Exchange Agent") for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Effective Reverse Stock Split represented shares of Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of Common Stock shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of Common Stock contemplated by the preceding sentence. Each certificate representing shares of Common Stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock.

    No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Effective Reverse Stock Split represented any shares of Common Stock, except that if any certificates of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and
(iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

NO APPRAISAL RIGHTS

    Under Delaware law, stockholders of the Company would not be entitled to dissenter's or appraisal rights with respect to the Effective Reverse Stock Split.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

    In lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Effective Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the SmallCap Market during regular trading hours for the five trading days immediately preceding the Effective Date.

FEDERAL INCOME TAX CONSEQUENCES

    The following description of the material federal income tax consequences of the Effective Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Effective Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Effective Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

    In general, the federal income tax consequences of the Effective Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the Effective Reverse Stock Split is not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the Effective Reverse Stock Split will likely have the following federal income tax effects: a stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder's basis in the reduced number of shares of Common Stock will equal the stockholder's basis in its old shares of Common Stock. A stockholder who receives cash in lieu of a fractional share as a result of the Effective Reverse Stock Split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in
Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the reduced number of shares of Common Stock will equal the stockholder's basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post-Effective Reverse Stock Split shares received will include the holding period of the pre-Effective Reverse Stock Split shares exchanged.

    The Company will not recognize any gain or loss as a result of the Effective Reverse Stock Split.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE COMPANY'S RESTATED CERTIFCATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK AT A RATIO WITH THE RANGE FROM ONE-FOR-TWO TO ONE-FOR-TEN.

                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date (except as set forth below): (i) by each person who, to the knowledge of the Company, owned
beneficially more than 5% of the [      ] shares of Common Stock of the Company
outstanding at such date; (ii) by each director; (iii) by each of the most highly compensated executive officers during the fiscal year ending
December 31, 2001 and (iv) by the directors and executive officers of the Company, who were serving on the board and or were/in office as of the Record Date, as a group.

                                                                  AMOUNT AND NATURE
                                                                    OF BENEFICIAL              PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                              OWNERSHIP (1)(2)             OF CLASS
------------------------------------                          -------------------------   ------------------
Summit Partners (3) ........................................                1,698,378                    [%]
  600 Atlantic Avenue
  Boston, MA 02110

Robert L. Voelk (4) ........................................                1,492,529                    [%]
  Omtool, Ltd.
  8A Industrial Way
  Salem, NH 03079

Martin A. Schultz (5) ......................................                1,439,754                    [%]
  eSped.com, Inc.
  8 Industrial Way
  Salem, NH 03079

Dimensional Fund Advisors, Inc. (6) ........................                  971,900                    [%]
  1299 Ocean Ave
  Santa Monica, CA 90401

Richard D. Cramer (7).......................................                  123,250                    [*]

Arnold E. Ditri (8).........................................                  125,000                    [*]

Andrew E. Lietz (9).........................................                   50,000                    [*]

William C. Styslinger, III (10).............................                  115,900                    [*]

Thaddeus A. Bouchard (11)...................................                  101,250                    [*]

Kira A. Nelson (12).........................................                  135,177                    [*]

Mel E. Passarelli (13)......................................                        0                    [*]

Anthony J. Scamurra (14)....................................                  277,943                    [%]

Timothy P. Losik (15).......................................                   56,250                      *

Michael K. Sheehy (16)......................................                   37,500                      *

All executive officers, and directors as a group (12                        3,954,553                    [ ]%
  persons) (17).............................................

------------------------

   * Less than 1% of the outstanding Common Stock.

 (1) The persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as noted in the footnotes below and except to the extent authority is shared by spouses under applicable law.

 (2) The number of shares of Common Stock deemed outstanding includes
     (i) [      ] shares of Common Stock outstanding as of the Record Date and
     (ii) shares of Common Stock issuable
     pursuant to options held by the respective person or group which may be exercised within 60 days after the Record Date, as set forth below.

 (3) Based on a Schedule 13G dated February 14, 2000 filed by Summit Ventures IV, L.P., reflecting beneficial ownership as of December 31, 1999. Includes 1,609,966 shares held by Summit Ventures IV, L.P. and 88,412 shares held by Summit Investors III, L.P. The respective general partners of these entities exercise sole voting and investment power with respect to the shares owned by such entities.

 (4) Includes 109,375 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Voelk. Excludes 92,000 shares held in trust for the benefit of certain family members; Mr. Voelk disclaims beneficial ownership of such shares.

 (5) Includes 25,000 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Schultz. Excludes 300,000 shares held in trust for the benefit of certain family members; Mr. Schultz disclaims beneficial ownership of such shares.

 (6) Based on a Schedule 13G dated January 30, 2002 filed by Dimensional Fund Advisors Inc. ("DFA") reflecting beneficial ownership as of December 31, 2001. According to the Schedule 13G, DFA exercises sole voting power and sole disposition power to all such shares. DFA, as an investment advisor registered under the Investment Act of 1940, disclaims beneficial ownership to all such shares.

 (7) Includes 75,000 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Cramer.

 (8) Includes 25,000 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Ditri.

 (9) Includes 25,000 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Lietz.

 (10) Includes 90,000 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Styslinger.

 (11) Includes 93,750 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Bouchard.

 (12) Includes 130,375 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Ms. Nelson. Ms. Nelson resigned as Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company as of April 1, 2002.

 (13) Mr. Passarelli resigned as Vice President of Worldwide Sales of the Company as of June 3, 2002.

 (14) Includes 104,689 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date by Mr. Scamurra and 78,194 shares of Common Stock held by Mr. Scamurra's spouse.

 (15) Mr. Losik's beneficial ownership consists of 56,250 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date.

 (16) Mr. Sheehy's beneficial ownership consists of 37,500 options to purchase shares of Common Stock which may be exercised within 60 days of the Record Date.

 (17) All directors and executive officers as a group hold options to purchase 771,939 shares of Common Stock which may be exercised within 60 days of the Record Date.

                               VOTING PROCEDURES

    The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Special Meeting. A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

    PROPOSAL. With respect to the proposed grant of discretionary authority to the Board of Directors to amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split, the affirmative vote of the holders of a majority of shares of the Common Stock, in person or represented by proxy, is required for approval. As a result, abstentions and broker non-votes will have the same effect as negative votes.

    OTHER MATTERS. For all other matters being submitted to the stockholders at the Special Meeting, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated. If any other matter not discussed in this Proxy Statement should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2003 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than December 24, 2002. In accordance with the Corporation's Amended and Restated Bylaws, the notice to the Company of matters that stockholders otherwise desire to introduce at the 2003 Annual Meeting of Stockholders must be received no earlier than November 22, 2002 and no later than December 24, 2002. In order to curtail controversy as to the date upon which such written notice is received by the Company, it is suggested that such notice be submitted by Certified Mail, Return Receipt Requested to Omtool, Ltd., 8A Industrial Way, Salem, New Hampshire 03079, Attention: Timothy
P. Losik.

                           EXPENSES AND SOLICITATION

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, certain of the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by certain outside proxy solicitation services may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

                                                                     Exhibit A

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         Omtool, Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, by unanimous written consent on December 11, 2002, the Board of Directors of Omtool, Ltd. (the "Corporation") duly and validly adopted the following resolution:

    RESOLVED: That a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company (the "Amendment"), effecting a change in Article FOURTH thereof so that said Article FOURTH shall be amended as set forth in EXHIBIT A hereto, is recommended to the stockholders of the Company for their consideration and approval as being in the best interests of the Company.

SECOND: That the stockholders of the Corporation duly adopted such resolution at a Special Meeting of Stockholders held on January 14, 2003, in accordance with the provisions of Section 211 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Omtool, Ltd., has caused this certificate to be executed by Robert L. Voelk, its President, and attested to by Timothy P. Losik, its Treasurer, on this ____ day of ____________, 2003.

                                      OMTOOL, LTD.

                                      By:
                                         --------------------------------------
                                         Name: Robert L. Voelk
                                         Title: President

ATTEST:

By:
   -------------------------
Name: Timothy P. Losik
Title: Treasurer

                                                                      EXHIBIT A

    The first paragraph of Article FOURTH shall be deleted in its entirety and replaced with the following two paragraphs:

    Effective upon the filing of a Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Date"), each [INSERT REVERSE STOCK SPLIT RATIO] shares of Common Stock, $.01 par value per share (the "Old Common Stock"), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be combined into one (1) share of Common Stock, $.01 par value per share (the "New Common Stock"), of the Corporation without any further action by the holders of such shares of Old Common Stock (and any fractional shares resulting from such exchange will not be issued but will be paid out in cash equal to such fraction multiplied by the average of the high and low trading prices of the Common Stock on the Nasdaq SmallCap Market during regular trading hours for the five trading days immediately preceding the Effective Date). Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Common Stock (as defined below).

    The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 37,000,000 shares, consisting of 35,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

                                  OMTOOL, LTD.

          SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 14, 2003

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Robert L. Voelk and Timothy P. Losik and each of them, with full power of substitution, as proxies to represent and vote all shares of stock of Omtool, Ltd. (the "Company") which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on January 14, 2003, at 9:00 A.M. local time, at the offices of Testa, Hurwitz & Thibeault, LLP, Conference Room 21A, 125 High Street, Oliver Street Tower, Boston, Massachusetts 02110, and at all adjournments thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated January 3, 2003, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a vote FOR the approval of the proposal to grant discretionary authority to the Board of Directors to amend the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock at a ratio with the range from one-for-two to one-for-ten.

                                SEE REVERSE SIDE

                            --FOLD AND DETACH HERE--

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE         Please mark your
MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S).              votes as indicated
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED              in this example /X/.
FOR THE PROPOSAL IN ITEM 1.

1.   To approve to the grant of discretionary authority to the      I/We will attend the meeting.
     Board of Directors to amend the Amended and Restated
     Certificate of Incorporation of the Company to effect a
     reverse stock split at a ratio within the range from           YES / /        NO / /
     one-for-two to one-for-ten.

     FOR                 AGAINST                ABSTAIN
     / /                   / /                    / /               MARK HERE FOR ADDRESS CHANGE AND NOTE
                                                                    BELOW

2.   To transact such other business as may properly come before    -----------------------------------------
     the meeting and any adjournment thereof.
                                                                    -----------------------------------------
                                                                    PLEASE COMPLETE, SIGN, DATE AND RETURN
                                                                    THIS PROXY CARD PROMPTLY USING THE
                                                                    ENCLOSED ENVELOPE

Signature: ______________________________      Signature: ________________ Date:_______________________________

Please sign exactly as name appears hereon. Joint owners must both sign. Attorney, executor, administrator, trustee or guardian must give full title as such. A corporation or partnership must sign its full name by authorized person.